PROPRIETARY AND CONFIDENTIAL
February 22, 2014

Euramax Holdings, Inc.
Board of Directors
303 Research Drive
Suite 400
Norcross, GA 30092

I am pleased to confirm, on behalf of Huron Consulting Services LLC (“Huron”, “We”, “Our”), our engagement to provide the Euramax Holdings, Inc. (“Euramax”, “you” or the “Company”) Board of Directors (“Board” or “You”) certain services related to interim management support for Euramax and its subsidiaries (references to Company, Euramax and you shall also include the Company’s subsidiaries, as applicable). Euramax has the opportunity to improve its financial performance, extend its cash runway and transition the Company to higher levels of performance as the Board considers various strategic options.

Objectives and Scope of Role
Huron will make available Mr. Hugh Sawyer (the “Executive”) to serve as the Company’s interim President or such other title as the parties may decide. Mr. Sawyer will report to the Company’s Board of Directors.

Huron will, in coordination with the Company’s Board and management, provide certain management services to the Board and the Company that will include but not be limited to the following objectives and scope during the period of any engagement:

•	Responsibility for the overall management of the Company’s operations, with particular emphasis on the North American business subject to the direction of the Company’s Board of Directors

•	Written Assessment of Euramax’s business through the analysis and understanding of key assumptions, economic drivers, and underlying projections, including but not limited to:

◦	Reasonableness of projected revenues

◦	Accuracy of expenses projected in the budget:

◦	Gross margin reasonableness

◦	Period expenses

◦	Capital expenditures budget

◦	Assessment of working capital management

◦	Review of pricing policies, customer profitability and vendor agreements for margin improvement

◦	Assessment of opportunities to enhance operating performance

◦	Analysis of downside risks to the Company’s strategy, operational and financial performance

◦	Analysis supporting variance between actual and planned performance EBITDA results

•	Review of the Company’s Business Plan

•	Review of the Company’s Cash Projections

•	Supporting the Board’s effort to attract and retain a permanent President and Chief Executive Officer

•	Collaboration with the Company’s European management team

•	Interaction with the Company’s key customers and suppliers

•	Supporting the Company, Board and management team in ongoing efforts to improve and extend the Company’s cash runway

•	Executing with the Board’s approval and in collaboration with management certain initiatives to improve the Company’s performance in North America

•	Reviewing, monitoring and reporting the Company’s liquidity position inlcuding cash disbursements and a 13 Week Cash Flow Report

•	Supporting regular communications to the Board and other key constituents, including a bi-weekly reporting structure to the Board

•	Preparing contingency plans for a range of potential outcomes

•	Supporting the Company’s management team in various other priorities as determined by the Board

•	Assessment of various strategies in North America, including identification of the Company’s optimum operating platform, services and customer/segment focus

•	Ensuring that the Company appropriately balances the priorities of various constituents

Our Services

Huron will make available to the Company the services of the Executive and appropriate support staff. Huron shall cause the Executive and support staff to perform their respective duties and responsibilities in a diligent, efficient, and faithful manner and to the best of their respective abilities. The Executive, as an employee of Huron, shall be responsible for certain financial, operational and strategic affairs of the Company as assigned by the Company’s Board, in accordance with the Company’s by-laws and in compliance with applicable provisions of state law. The Executive will report to the Company’s Board of Directors during the term of the Agreement. The Executive shall be responsible for leading the verification and implementation of certain financial, operational or strategic matters as approved by the Board.

Huron may provide additional resources or services to the Board and/or the Company beyond those described herein, if agreed upon by Huron and the Board or its designated committee. You agree to pay for such additional work at Huron's current rates. It is understood and agreed that the Executive will not be involved in any decision by the Board or the Company to use Huron for such additional resources or services.

Unless the Board otherwise agrees, Huron shall cause the Executive to devote substantially his full-time efforts to the business and affairs of the Company and its Board. Provided, however, that the Executive may be available to Huron for activities relating to the normal course of its business (including marketing Huron and directing associates or affiliates of Huron who may be working on other projects on its behalf) to the extent such activities do not materially interfere with the performance of his duties to the Board and the Company hereunder.

Without adjustment to Huron’s compensation hereunder and in accordance with the Company’s policies, the Executive shall be entitled to the same time off as he would otherwise receive in the form of vacation, sick time, personal days and holidays in his position if he were an employee of the Company (without requirement of vesting or accrual); provided, however, that no period of absence from the Company by the Executive for sick time or personal days may exceed two (2) consecutive weeks without the prior approval of the Board.

Huron is a management consulting firm and not a CPA firm. Huron does not provide attest services, audits, or other engagements in accordance with standards established by the AICPA or auditing standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”).  We will not audit any financial statements or perform attest procedures with respect to information in conjunction with this engagement.  Our services are not designed, nor should they be relied upon, to identify weaknesses in internal controls, financial statement errors, irregularities, illegal acts or disclosure deficiencies.

Approach

We anticipate approaching this engagement as an independent evaluation of the financial, operational and strategic processes of the Company contemporaneous with the daily operation of the business and priorities of the Board. During the course of this engagement, we except to engage with key members of management, other employees, suppliers and potential customers, and will be given access to critical information related to all aspects of the Company’s operations. Based upon the information available to us, we will form an independent and objective view of all reviewed aspects of the business, make suggestions for change and improvement and provide our findings to the Board and Company management before executing on material initiatives.

The engagement team will be staffed by a Huron team with substantial executive and performance improvement experience, including Hugh Sawyer, Managing Director, as Executive, D’Andre Davis, Director, and Huron Manager Alex Kotlyar, providing analytical and other support. Hugh Sawyer Managing Director will supervise the overall engagement and Huron’s Quality Control team will review all key deliverables. While we will attempt to comply with your requests for specific individuals, we retain the right to assign and reassign our personnel, as appropriate, to perform the services. If any factors arise that are beyond our control that would affect the availability of our staff, such as death, illness, disability, or a career change, we will notify you immediately, and subject to your approval, provided such approval shall not be unreasonably withheld, we will assign a replacement executive with substantially equivalent skills experience and expertise.

Your Responsibilities

In connection with our provision of services, the Company will perform the tasks, furnish the personnel, provide the resources, and undertake the responsibilities specified below.

You agree to ensure that all assumptions set forth below are accurate and to provide us with such further information we may need and which we can rely on to be accurate and complete. You also agree to cause all levels of the Company’s employees and advisors to cooperate fully and timely with us. We will be entitled to rely on all of your decisions and approvals and we will not be obligated to evaluate, advise on, confirm, or reject such decisions and approvals.

To help maximize the value of our work to you and to keep the project moving on schedule, you agree to comply with all of our reasonable requests and to provide us timely access to all information and locations reasonably necessary to our performance of the services.

You agree to provide all Huron personnel acting as officers of the Company the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, partnership agreement, by contract or otherwise. This indemnification is in addition to the indemnification afforded Huron under the attached General Business Terms. The Company shall also provide such Huron personnel full coverage under applicable Company insurance policies that protect officers and directors from liability. Certificates of insurance demonstrating the coverage contemplated by the foregoing shall be furnished to the Executive.

Except as stated in this Engagement Letter, the risk of loss with respect to the Company’s operations and assets shall be borne by the Company. Huron shall not be deemed to have assumed or be liable for any claim, liability, or obligation of the Company whether known or unknown, fixed or contingent accrued or un-accrued. Except as otherwise required by applicable law, any reference to the nature or results of Huron’s work may not be communicated to the public through public relations media, news media, sales media, or any other means without the prior written consent of both parties.

The successful delivery of our services, and the fees charged, are dependent on (i) your timely and effective completion of your responsibilities, (ii) the accuracy and completeness of any assumptions in all material respects, and (iii) timely decisions and approvals by your management. You will be responsible for any delays, additional costs, or other liabilities caused by any deficiencies in the assumptions or in carrying out your responsibilities.

Fees and Expenses

We will bill on an hourly basis based on the actual hours worked and the following hourly billing rates (which may be subject to adjustment from time to time) subject to the caps below representing a substantial discount to our standard market pricing as evidence of our support for the constituents, plus typical and reasonable out-of-pocket direct expenses actually incurred, which shall be subject to the Company’s travel and business expense policy. We anticipate deploying three professionals including our Managing Director, Director and a Manager for analytical support:

Title	Hourly Rate
Managing Director: Hugh Sawyer	$750
Director: D’Andre Davis	$550
Manager: Alex Kotlyar	$425

Phase I: Interim Management and Written Assessment Period – Ten Weeks

•	Hourly billing capped at $250K/month not to exceed $625K for the Phase I period.

Note: The parties agree to review the opportunities identified in Phase I prior to beginning the Phase II project.

Phase II: Interim Management and Support from Huron Team –Ongoing After First Ten Weeks

•	Fees Will be Invoiced at Hourly Rates Above.

Direct out of pocket reasonable expenses (including transportation, lodging, meals, communications, supplies, copying, etc.) will be billed at the actual amounts incurred and will not be subject to the cap for hourly engagement fees. Travel time during which no work is performed shall be itemized separately and billed at fifty percent (50%) of regular hourly rates. Such out of pocket expenses also include reasonable fees and expenses of attorneys consulted or engaged by Huron to assist it with matters under this Agreement.

Huron will provide a detailed invoice of all hourly fees and expenses. We will bill on a semi-monthly basis and our invoices are due within 30 days of receipt of invoice. We reserve the right to suspend further services until payment is received on past due invoices, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension. Notwithstanding anything to the contrary in the attached terms and conditions, the Board may cancel this agreement without notice or penalty subject to payment of any unpaid, but earned fees or incurred expenses.

Wire transfer to:

Bank of America, N.A.
Chicago, Illinois
Routing No.:
Account Title: Huron Consulting Services LLC
Account Number:
Comments: (Include Invoice Number)

We understand that our bills should be sent to:

Euramax International, Inc.
Attention: Chief Financial Officer
303 Research Drive
Suite 400
Norcross, GA 30092

Retainer

We will require a retainer of $100,000. The retainer will either be applied to our final invoice to you at the conclusion of the engagement or will be refunded to you at that time.

Business Terms

The attached General Business Terms apply to this engagement.

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Please indicate your agreement with these terms by signing and returning to me the enclosed copy of this letter. This engagement and the enclosed terms will be deemed effective as of February 18, 2014. We appreciate the opportunity to be of service to you and look forward to working with you on this engagement.

Sincerely,

HURON CONSULTING SERVICES LLC

By:	/s/ Hugh Sawyer

Attachments:    General Business Terms

Acknowledged and Accepted: Euramax Holdings, Inc.

By:	/s/ Trey Parker
Name: Trey Parker
Title: Director, Board of Directors, Euramax Holdings, Inc

Date:    February 22, 2014

Attachment to Engagement Letter dated February 22, 2014 between Huron Consulting Group and the Euramax Holdings, Inc. Board of Directors

GENERAL BUSINESS TERMS

These General Business Terms, together with the Engagement Letter (including any and all attachments, exhibits and schedules; hereinafter, this “Agreement”), constitute the entire understanding and agreement between us with respect to the services and deliverables described in the Engagement Letter. If there is a conflict between these General Business Terms and the terms of the Engagement Letter, these General Business Terms will govern, except to the extent the Engagement Letter explicitly refers to the conflicting term herein.

1. Our Services and Deliverables We will provide the services and furnish the deliverables (the “Services”) as described in our Engagement Letter and any attachments thereto, as may be modified from time to time by mutual consent (as defined in the Engagement Letter).
2. Independent Contractor We are an independent contractor and not your employee, agent, joint venturer or partner, and will determine the method, details and means of performing our Services. We assume full and sole responsibility for the payment of all compensation and expenses of our employees and for all of their state and federal income tax, unemployment insurance, Social Security, payroll and other applicable employee withholdings.
3. Fees and Expenses
(a)    Our fees and payment terms are set out in our Engagement Letter. Those fees do not include taxes and other governmental charges (which will be separately identified in our invoices.)
(b)     You acknowledge that where out-of-town personnel are assigned to any project on a long-term basis (as defined from time to time in the applicable provisions of the Internal Revenue Code and related IRS regulations, and currently defined, under IRC Section 162, as a period of time reasonably expected to be greater than one year), the associated compensatory tax costs applied to out-of-town travel and living expenses also shall be calculated on an individual basis, summarized, and assessed to such personnel. In such cases, the expenses for which you shall reimburse us hereunder shall be deemed to include the estimated incremental compensatory tax costs associated with the out-of-town travel and living expenses of our personnel, including tax gross-ups. We shall use reasonable efforts to limit such expenses.
(c)     We reserve the right to suspend Services if invoices are not timely paid, in which event we will not be liable for any resulting loss, damage or expense connected with such suspension.
4. Taxes

(a)     You will be responsible for and pay all applicable sales, use, excise, value added, services, consumption and other taxes and duties associated with our performance or your receipt of our Services, excluding taxes on our income generally. You will provide us with a copy of your certificate of tax-exemption, if applicable.

(b)     If you are required by the laws of any foreign tax jurisdiction to withhold income or profits taxes from our payment, then the amount payable by you upon which the withholding is based shall be paid to us net of such withholding. You shall pay any such withholding to the applicable tax authority. However, if after 120 days of the withholding, you do not provide us with official tax certificates documenting remittance of the taxes, you shall pay to us an amount equal to such withholding. The tax certificates shall be in a form sufficient to document qualification of the taxes for the foreign tax credit allowable against our corporation income tax.
5. Confidentiality and Privacy
(a)    With respect to any information supplied in connection with this engagement and designated by either of us as confidential, or which the other should reasonably believe is confidential based on its subject matter or the circumstances of its disclosure (“Confidential Information”), the other agrees to protect the confidential information in a reasonable and appropriate manner, and use confidential information only to perform its obligations under this engagement and for no other purpose. This will not apply to information which is: (i) publicly known, (ii) already known to the recipient, (iii) lawfully disclosed by a third party, (iv) independently developed, (v) disclosed pursuant to legal requirement or order, or (vi) disclosed to taxing authorities or to representatives and advisors in connection with tax filings, reports, claims, audits and litigation.
(b)    Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon request by the disclosing party; provided that the receiving party may retain other archival copies for recordkeeping or quality assurance purposes and receiving party shall make no unauthorized use of such copies.
(c)    We agree to use any personally identifiable information and data you provide us only for the purposes of this engagement and as you direct, and we will not be liable for any third-party claims related to such use. You agree to take necessary actions to ensure that you comply with applicable laws relating to privacy and/or data protection, and acknowledge that we are not providing legal advice on compliance with the privacy and/or data protection laws of any country or jurisdiction.
(d)    We may also mention your name and provide a general description of the engagement in our client lists or marketing materials upon your prior written approval.
6. Our Deliverables and Your License Upon full and final payment of all amounts due us in connection with this engagement, all right, title and interest in the deliverables set out in our Engagement Letter will become your sole and exclusive property, except as set forth below. We will retain sole and exclusive ownership of all right, title and interest in our work papers, proprietary information, processes, methodologies, know-how and software (“Huron Property”), including such information as existed prior to the delivery of our Services and, to the extent such information is of general application, anything which we may discover, create or develop during our provision of Services for you. To the extent our deliverables to you contain Huron Property, upon full and final payment of all amounts due us in connection with this engagement, we grant you a non-exclusive, non-assignable, royalty-free, perpetual license to use it in connection with the deliverables and the subject of the engagement and for no other or further use without our express, prior written consent. If our deliverables are subject to any third party rights in software or intellectual property, we will notify you of such rights. Our deliverables are to be used solely for the purposes intended by this engagement and may not be disclosed, published or used in whole or in part for any other purpose.

7. Your Responsibilities. To the extent applicable, you will cooperate in providing us with office space, equipment, data and access to your personnel as necessary to perform the Services. You shall provide reliable, accurate and complete information necessary for us to adequately perform the Services and will promptly notify us of any material changes in any information previously provided. You acknowledge that we are not responsible for independently verifying the truth or accuracy of any information supplied to us by or on behalf of you.
8. Our Warranty We warrant that our Services will be performed with reasonable care in a diligent and competent manner. Our sole obligation will be to correct any non-conformance with this warranty, provided that you give us written notice within 10 days after the Services are performed or delivered. The notice will specify and detail the non-conformance and we will have a reasonable amount of time, based on its severity and complexity, to correct the non-conformance.
We do not warrant and are not responsible for any third party products or services. Your sole and exclusive rights and remedies with respect to any third party products or services are against the third party vendor and not against us.
THIS WARRANTY IS OUR ONLY WARRANTY CONCERNING THE SERVICES AND ANY DELIVERABLE, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, ALL OF WHICH ARE HEREBY DISCLAIMED.
9. Liability and Indemnification
(a)    This engagement is not intended to shift risk normally borne by you to us. To the fullest extent permitted under applicable law, you agree to indemnify and hold us and our personnel, agents and contractors harmless against all costs, fees, expenses, damages, and liabilities (including reasonable defense costs and legal fees), associated with any legal proceeding or other claim brought against us by a third party, including a subpoena or court order, arising from or relating to any Services that you use or disclose, or this engagement generally. This indemnity shall not apply to the extent a claim arises out of our gross negligence or willful misconduct.
(b)    We will not be liable for any special, consequential, incidental, indirect or exemplary damages or loss (nor any lost profits, savings or business opportunity). Further, our liability relating to this engagement will in no event exceed an amount equal to the fees (excluding taxes and expenses) we receive from you for the portion of the engagement giving rise to such liability.
(c)     Neither of us will be liable for any delays or failures in performance due to circumstances beyond our reasonable control.
10. Non-Solicitation During the term of this engagement, and for a period of one year following its expiration or termination, you will not directly or indirectly solicit, employ or otherwise engage any of our employees (including former employees) or contractors who were involved in the engagement.
11. Termination
(a)    Termination for Convenience. Either party may terminate this Agreement for convenience at any time on 30 days’ prior written notice to the other.

(b)     Termination for Breach. Either party may terminate this Agreement for breach if, within 15 days’ notice, the breaching party fails to cure a material breach of this Agreement.
(c)     To the extent you terminate this Agreement for convenience, you will pay us for all Services rendered, effort expended, expenses incurred, success fees (if any), or commitments made by us to the effective date of termination. To the extent you terminate this Agreement for breach, you will pay us for all conforming Services rendered and reasonable expenses incurred by us to the effective date of the termination.

(d)     Further, we reserve the right to terminate this Agreement at any time, upon providing written notice to you, if conflicts of interest arise or become known to us that, in our sole judgment, would impair our ability to perform the Services objectively.

(e)     The terms of this Agreement which relate to confidentiality, ownership and use, limitations of liability and indemnification, non-solicitation and payment obligations shall survive its expiration or termination.

12. General

(a)     This Agreement supersedes all prior oral and written communications between us, and may be amended, modified or changed only in writing when signed by both parties.

(b)     No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

(c)     We each acknowledge that we may correspond or convey documentation via Internet e-mail and that neither party has control over the performance, reliability, availability, or security of Internet e-mail. Therefore, neither party will be liable for any loss, damage, expense, harm or inconvenience resulting from the loss, delay, interception, corruption, or alteration of any Internet e-mail due to any reason beyond our reasonable control.

(d)     This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of law rules. The parties hereto agree that any and all disputes or claims arising hereunder shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration will be conducted in Chicago, Illinois. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof, and the parties consent and commit themselves to the jurisdiction of the courts of the State of Illinois for purposes of any enforcement of any arbitration award. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(e)    If any portion of this Agreement is found invalid, such finding shall not affect the enforceability of the remainder hereof, and such portion shall be revised to reflect our mutual intention.

(f)    Except as provided in the immediately succeeding sentence of this clause (f), this Agreement shall not provide third parties with any remedy, cause, liability, reimbursement, claim of action or other right in law or in equity for any matter governed by or subject to the provisions of this Agreement.

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